Exhibit 99.1

First Niagara Completes the Acquisition of Harleysville National Corporation, Securing Entry into Southeastern
Pennsylvania and the Lehigh Valley

BUFFALO, N.Y., April 9, 2010 — First Niagara Financial Group (Nasdaq: FNFG) today completed its previously announced acquisition of Harleysville National Corporation, growing the community oriented bank holding company to $20 billion in assets, $14 billion in deposits and 254 branches across Upstate New York and Pennsylvania.

First Niagara announced its plan to acquire Harleysville, its more than $5 billion in assets and more than $4 billion in deposits in July 2009. All 83 Harleysville National and East Penn bank branches in nine Eastern Pennsylvania counties will open on Monday as First Niagara locations.

“We couldn’t be more pleased or proud to be serving these communities,” said First Niagara President and Chief Executive Officer John R. Koelmel. “Across Southeastern Pennsylvania and the Lehigh Valley, we have a great team in place that’s built a strong franchise in banking markets with attractive demographics and tremendous long-term growth opportunities. We’re thrilled to welcome our newest customers and employees to First Niagara.”

The all-stock transaction is valued at approximately $302 million based on First Niagara’s closing share price of $14.72 today.

First Niagara was advised by the investment banking firms of Sandler O’Neill and Partners and Keefe Bruyette and Woods, as well as the law firm of Luse Gorman Pomerenk & Schick. Harleysville was advised by the investment banking firm of J.P. Morgan and the law firm of Dechert LLP.

About First Niagara Financial Group: As a result of the merger, First Niagara Financial Group, Inc., through its wholly owned subsidiary, First Niagara Bank, will have approximately $19.7 billion in assets, 254 branches and approximately $13.7 billion in deposits. First Niagara Bank is a community-oriented bank providing financial services to individuals, families and businesses across Upstate New York and Pennsylvania. For more information, visit www.fnfg.com.

First Niagara Officer Contacts
John R. Koelmel	President and Chief Executive Officer
Michael W. Harrington	Chief Financial Officer
Anthony M. Alessi	Investor Relations Manager
(716) 625-7692
tony.alessi@fnfg.com
Leslie G. Garrity	Public Relations and Corporate Communications Manager
(716) 819-5921 leslie.garrity@fnfg.com